Exhibit 10.27

MOORE WALLACE INCORPORATED

Moore Wallace Executive Offices

375 Park Avenue

New York, New York

10152

Amended and Restated March 25, 2004

John Paloian

[ADDRESS]

Dear John:

On behalf of Moore Wallace Incorporated (the “Company”), we are all extremely pleased that you have agreed to serve as an employee of the Company, effective as of March 25, 2004, in accordance with the provisions of this letter agreement (this “Agreement”), which, along with any employment and other policies applicable to employees of the Company and its subsidiaries from time to time during the term of your employment, governs the terms of your employment. Within 30 days of the closing of the transaction contemplated by the Combination Agreement, dated as of November 8, 2003 (the “Combination Agreement”) between R.R. Donnelley & Sons Company and the Company (the “Closing Date”), you shall be elected by the Board to serve as Executive Vice President of the Company and President – Donnelley Print Solutions or its successor division. If the transaction contemplated by the Combination Agreement is not closed by March 31, 2004, you will be elected by the Board as an officer of the Company on or before April 30, 2004.

We and you hereby acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate this Agreement at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination. With respect to the terms of your employment with the Company after your election as an officer of the Company, you will have the customary duties, responsibilities and authorities of an executive vice president of the Company at a corporation of a similar size and nature. Your office will be located in the greater Chicagoland area. You will report to the Chief Executive Officer of the Company. You will also receive such office, staffing and other assistance as is commensurate with that received by other senior executive officers at your level in the Company.

I. Compensation

With respect to compensation for your services as an employee and in due course, an Executive Vice President of the Company and President – Donnelley Print Solutions or its successor division, you will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

(i) The Company will pay you a base salary (“Base Salary”) at the rate of U.S. $500,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

(ii) In respect of each calendar year of the Company (starting with the 2004 calendar year), you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan with a target bonus opportunity of one hundred forty percent (140%) of Base Salary; provided, however, that the Annual Bonus with respect to 2004 is guaranteed to be $525,000. The performance objectives for your Annual Bonus with respect to each calendar year will be determined by the board of directors of the Company (the “Board”) or any designated committee thereof.

(iii) The Company will pay you a signing bonus of $400,000 on the date hereof.

(iv) Within 30 days of the Closing Date, you will be granted restricted stock units in respect of twenty five thousand (25,000) shares of common stock of the R.R. Donnelley & Sons Company (the “Initial Performance Units”) before the application of the potential 3x multiplier as described on Annex C, pursuant to the R.R. Donnelley & Sons Company 2004 Performance Incentive Plan or the Company’s 2003 Long Term Incentive Plan, in the discretion of the Board. The Initial Performance Units shall be evidenced by an award agreement. The number of shares of the Company’s common stock payable in respect of one-half of the Initial Performance Units will be determined based on the performance of the Company against the “Cost Savings Matrix,” and one-half will be determined based on the performance of the Company against the “Normalized Earnings Per Share Matrix,” each as shown on Annex C. The agreement evidencing the award of Initial Performance Units will provide that the Company may withhold shares of common stock which would otherwise be delivered to you in settlement of the Initial Performance Units having an aggregate fair market value determined as of the date of the obligation to withhold, in the amount necessary to satisfy the withholding obligation. Notwithstanding the foregoing, in the event that the Combination

Agreement shall have been terminated in accordance with its terms or shall have been abandoned by mutual agreement of the parties thereto, then within 30 days of the date of such termination or abandonment the Company will grant you, in lieu of the Initial Performance Units, restricted stock units in respect of 39,682 common shares of the Company which will have terms set by the Board, in its sole discretion, which are intended to provide comparable economics as the Initial Performance Units (the “Replacement Performance Units”).

(v) In addition, within 30 days of the Closing Date, you will be granted options to purchase an aggregate of one hundred thousand (100,000) shares of common stock of the R.R. Donnelley & Sons Company (“Common Shares”) to be issued under the R.R. Donnelley & Sons Company 2004 Performance Incentive Plan or one of the Company’s long term incentive plans, in the discretion of the Board (the “Initial Grant”). The exercise price of the options comprising the Initial Grant shall be equal to the closing price of the Common Shares on the date of grant. All options in the Initial Grant shall vest 25% per year over four (4) years beginning on the first anniversary of the date the options are granted and then on each succeeding anniversary of the date the options are granted provided you are then employed. Notwithstanding the foregoing, in the event that the Combination Agreement shall have been terminated in accordance with its terms or shall have been abandoned by mutual agreement of the parties thereto, then within 30 days of the date of such termination or abandonment the Company will grant you, in lieu of the Initial Grant, an equity award with respect to the common shares of the Company which will have terms set by the Board, in its sole discretion, which are intended to provide comparable economics as the Initial Grant.

(vi) In addition, you will be immediately eligible to participate in any nonqualified pension plans (with no waiting period), and qualified pension plans, if any, (subject to applicable waiting periods), in which the current senior executive officers of the pre-combination Company may be decided by the Board to be eligible to participate following the combination of the Company and R.R. Donnelley & Sons Company, and, in any event, you will be eligible (a) for medical, hospital, dental, vision, life and accidental death and dismemberment insurance in customary amounts, (b) to participate in the Company’s Supplemental Executive Retirement Plan and Supplemental Executive Health Plan, in each case, and if either or both of these two programs are terminated by the Board and a determination is made to effect a replacement for those benefits to other senior executives of the same level as you, you will receive compensation or other benefits of comparable value as determined by the Board in its sole discretion and (c) to receive customary financial planning services.

(vii) You will be eligible for four (4) weeks vacation annually.

(viii) You will be eligible for a car allowance of $ 1,400 monthly.

II. Severance

If (i) the Company terminates your employment without Cause, as defined in Annex A, or (ii) after the Closing Date, you terminate your employment for Good Reason, as defined in Annex A, the Company will pay you an amount equal to one and one-half (1  1/2) times your Annualized Total Compensation (as defined below), subject to the execution by you of a customary release, which amount shall be payable in equal installments over the eighteen (18) month period following the date your employment with the Company is terminated (the “Termination Date”). The Company will also provide to you a continuation of all benefits, including automobile and other related benefits, if any, which you were eligible to receive immediately prior to such termination, for a period of eighteen (18) months following the Termination Date.

“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the Termination Date.

Notwithstanding the foregoing, if the transaction contemplated by the Combination Agreement does not occur by June 30, 2004, and there is no failure on the Company’s part to perform its obligations as referenced in Annex A paragraph c (iv) & (v), you agree to remain as an employee of the Company for a period of at least 24 months from your first day of employment with the Company and shall work on other strategic acquisitions and strategies among such other duties and responsibilities as the Chief Executive Officer shall designate.

Upon any termination by the Company without Cause or any termination by you for Good Reason, in either case, after the Closing Date, except as may be set forth in any award agreement, all outstanding stock options, grants, restricted stock awards or other equity grants (excluding the Initial Performance Units or Replacement Performance Units, as applicable) issued to you will vest 100% immediately as of the Termination Date. With respect to the Initial Performance Units, upon a termination of your employment by the Company without Cause or any termination by you for Good Reason, in either case, after the Closing Date: (i) the measurement date for purposes of calculating the payout under those Initial Performance Units that are linked to Cost Savings shall be the date of your termination and (ii) the Initial Performance Units that are linked to Normalized Earnings Per Share objectives shall vest and be payable, if at all, on the same terms and conditions that would have applied had your employment not been terminated (the Replacement Performance Unit award agreement will specify, in accordance with the Board’s determination in Section I (iv) above, the vesting and measurement provisions in the event of such a termination). In the event of any termination of your employment, you agree to resign as an officer and director of the Company and its subsidiaries and affiliates. Your rights of indemnification under the Company’s and its subsidiaries’ and affiliates’ organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer and director of the Company and its affiliates shall survive any termination of your employment.

The Company shall provide you with term life insurance benefits of $2,000,000 and provide you with long term disability benefits that will pay you your Base Salary and Annual Bonus for up to 12 months, provided that you are insurable in accordance with standard underwriting requirements (including passing any physical exams and providing any information necessary to obtain such insurance coverage).

III. General

The Company will provide you with the same indemnification provisions and Directors and Officers insurance as that which is provided to other senior executives and directors of the Company. The indemnification will be to the full extent of the indemnity that is allowed by either applicable Canadian or Delaware statutory requirements (whichever jurisdiction is determined to apply) and as those statutes or relevant law may exist at the time the indemnification may arise or is adjudicated.

Independent of all promises and obligations of the Company set forth herein, you agree (i) that at all times both during and after your employment, you will respect the confidentiality of Company’s and its subsidiaries’ and affiliates’ confidential information and will not disparage the Company and its subsidiaries and affiliates or their officers, directors or employees, and (ii) from the date hereof until your first day of employment with the Company, during your employment and for twelve (12) months after the termination of your employment (or for fifteen (15) months after the date of this Agreement in the event you do not report for work with the Company on or prior to March 31, 2004), you will not (a) accept a position with, or provide material services to, an entity that competes with a portion of the Company’s and/or R.R. Donnelley & Sons Company’s business representing more than $25 million of such company’s revenues on the date of your departure (without respect to whether the transaction contemplated between Company and R.R. Donnelley & Sons Company is completed), (b) solicit or hire, or assist others in the solicitation or hiring of the Company’s employees, other than your secretary or administrative assistant or (c) interfere with the Company’s business relationships with any material customers or suppliers.

All notices or communications under this Agreement must be in writing, addressed; (i) if to the Company, to the attention of the EVP Business & Legal Affairs or such other officer as the Company may designate from time to time at his or her office and (ii) if to you, at your address first written above (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication shall be delivered by facsimile (with proof of transmission), by hand or by courier (with proof of delivery). Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above. Notice shall be effective upon the actual receipt of notice by the recipient thereof.

You represent and agree that you and your legal representatives at the law firm Tirola and Herring have not, as of the date of this agreement, and will not disclose or discuss the terms, provisions or existence of this letter with anyone but designated representatives of the Company, without prior written consent by the Company’s Executive Vice President of Business & Legal Affairs, and that this letter and all prior drafts of this letter shall be deemed Confidential Information as that term is defined under the Confidentiality Agreement signed by you on December 16, 2003, a copy of which is attached hereto as Annex D.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights under this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

Effective as of the Closing Date, all references herein to the “Company” shall be deemed to be references to R.R. Donnelley & Sons Company and its subsidiaries and affiliates.

This Agreement sets forth the entire agreement between us with respect to the matters set forth herein, and fully supersedes any prior agreements or understandings between us. This Agreement may be executed in counterparts. This Agreement may not be modified or terminated orally.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Executive Officer of the Company, 375 Park Avenue, New York, New York 10152.

MOORE WALLACE INCORPORATED

By:	/S/ MARK A. ANGELSON
Name:	Mark A. Angelson
Title:	Chief Executive Officer

Accepted and Agreed as of this 23rd day of December, 2003

/S/ JOHN PALOIAN
John Paloian

Annex A

Definitions

a. “Cause” means (i) the willful and continued failure of employee to perform substantially his duties with the Company (other than any such failure resulting from employee’s incapacity due to physical or mental illness or any such failure subsequent to employee being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to employee by the Chief Executive Officer or the Board that specifically identifies the manner in which the Chief Executive Officer or the Board believes that employee has not substantially performed employee’s duties, (ii) the willful engaging by employee in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company or its subsidiaries and affiliates, (iii) conviction of or the pleading of nolo contendere with regard to, a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) refusal or failure to attempt in good faith to follow the written direction of the Chief Executive Officer or the Board (provided that such written direction is consistent with employee’s duty and station) promptly upon receipt of such written direction. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. For purpose of this paragraph (a), no act or failure to act by employee shall be considered “willful” unless done or omitted to be done by employee in bad faith and without reasonable belief that employee’s action or omission was in the best interests of the Company or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by employee in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide the employee a reasonable amount of time, after a notice and demand for substantial performance is delivered to the employee, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

b. “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii) the consummation of an arrangement, amalgamation, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale at least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. In addition, notwithstanding the foregoing, the consummation of (or any other action pursuant to the consummation of) the transaction contemplated by the Combination Agreement shall not be a Change in Control.

c. “Good Reason” means, without employee’s express written consent, the occurrence of any of the following events after the Closing Date:

(i) a change in the employee’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the employee’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to the incapacitation of the employee due to physical or mental illness);

(ii) a reduction by the Company in employee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time;

(iii) any requirement of the Company that employee’s office be more than seventy-five (75) miles from Chicago, Illinois or New York, New York;

(iv) failure of the Board, within 30 days of the Closing Date, to elect you as an officer, or in the case of the Combination Agreement being terminated in accordance with its terms, or being abandoned by mutual agreement of the parties thereto;

(v) failure to issue the Replacement Performance Units or equity awards in lieu of the Initial Grant, within 30 days of the termination or abandonment of the Combination Agreement; or

(vi) any material breach of the Agreement by the Company.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by employee. Employee’s right to terminate employment for Good Reason shall not be affected by employee’s incapacities due to mental or physical illness and employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that employee must provide notice of termination of employment within ninety (90) days following employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

Annex B

Gross-Up Payments

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Annex B) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-up Payment, the employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Annex B, if it shall be determined that employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to employee. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section I(a)(ii), unless an alternative method of reduction is elected by employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Subject to the provisions of paragraph (a) of this Annex B, all determinations required to be made under this Annex B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and employee within fifteen (15) business days of the receipt of notice from the Company or the employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Annex B with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by employee, it shall furnish employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and employee, except as provided below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and the employee shall permit the Company to control issues related to the Excise Tax (at its expense) to permit a representative of the Company to accompany the employee to any conference with any taxing authority and to promptly deliver to the Company copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax.

Annex C

Initial Performance Units

Cost Savings Matrix

Performance against this matrix shall be measured on the third anniversary of the effective date of the Combination Agreement (the “Effective Date”). Initial Performance Units related to this performance objective will be vested and payable based on achievement of the Cost Savings targets set forth below, interpolating the multiple for Cost Savings between $100 million and $300 million.

Annualized Run Rate of Cost Savings	Multiple of Initial Performance Units Payable
Not less than $100 million	100%
$200 million	200%
$300 million or more	300%

“Cost Savings” shall be calculated by measuring the actual incremental savings effected through actions implemented following the Effective Date, with respect to categories such as, but not limited to, net headcount reductions, purchasing synergies, rationalization of facilities and rationalization of information technology systems, as are reasonably expected to recur, on an annual basis, for the foreseeable future. In determining Cost Savings, the Committee may make equitable adjustments to reflect extraordinary events as it shall reasonably deem necessary and appropriate to avoid any increase or diminution in the opportunity conveyed by the portion of the Initial Performance Units subject to the Cost Savings Matrix.

Normalized Earnings Per Share Matrix:

Performance against this matrix shall be measured over the fifth through twelfth full calendar quarters after the Effective Date. Initial Performance Units related to this performance objective will be vested and payable at the end of such performance period, to the extent the applicable average annual normalized EPS objectives are achieved, interpolating the multiple for EPS between $2.10 and $2.30. Normalized earnings shall be determined by excluding from the calculation of earnings (i) contingent liabilities for which prior management did not reserve, including, without limitation, pending litigations, (ii) decreased earnings resulting from changes in accounting principles, including, without limitation, the requirement that stock options and other equity awards should be expensed (or, where applicable, should be expensed differently than under prior practices at the Company), and (iii) unusual items not expected to occur in the ordinary course of business or unrelated to the ongoing operation of the business, including, without limitation, acquisition related charges, restructuring and restructuring related charges that are not currently determinable, or gains or losses from asset sales.

Average Annual Normalized EPS	Percentage of Initial Performance Units Payable
At least $1.89	100%
$1.99	200%
$2.09 or more	300%

Normalized Earnings Per Share shall be adjusted by the Committee, as it shall deem reasonably necessary and appropriate, to avoid any increase or diminution in the opportunity conveyed by the portion of the Initial Performance Units subject to the Normalized Earnings Per Share Matrix that could result from any acquisition or disposition of any business or division (whether by merger, stock purchase or sale, sale or purchase of assets, or otherwise) made by the Company.